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                   RESERVE TAX-EXEMPT TRUST DISTRIBUTION PLAN
                      FOR THE INTERSTATE TAX-EXEMPT II FUND


         The Distribution Plan ("the Plan") of the Reserve Tax-Exempt Trust (the "Trust"), a Massachusetts business trust, Reserve Management Company, Inc. and/or affiliates ("RMCI"), a New York limited partnership and RESRV Partners, Inc. ("RESRV"), a New York corporation, which acts as the principal underwriter for the Trust.

         WHEREAS, this plan will only be applicable to the Interstate Tax-Exempt II Fund (the " Fund").

         WHEREAS, a substantial percentage of the Trust's assets are derived through the efforts of such brokers or other persons receiving assistance (as defined herein) payments under this Plan. The likelihood is that such assets would not remain invested in the Trust should such assistance cease and the Trust's ratio of expenses to average net assets would thus increase with a corresponding decrease in the yield to Trust shareholders. RESRV and the Trust will continue to make assistance payments, but the Trust's portion of such payments cannot exceed (when added to other Trust expenses, subject to the Trust's expense limitation) the Trust's (or the Fund's) expense limitation.

         NOW, THEREFORE, in consideration of the foregoing and in consideration of the mutual covenants herein contained the Trust, RMCI on behalf of itself and its affiliates, and RESRV agree that the following Plan is hereby adopted under Rule 12b-1 under the Investment Company Act of 1940 (the "Act"):

         1. RESRV shall act as the principal underwriter of the Trust pursuant to a distribution agreement.

         2. RESRV shall make payments for distribution assistance or other services ("assistance") from its resources as may be permitted by rules of the Securities and Exchange Commission brokers (if qualified in RESRV's sole discretion) or other persons (if qualified in RESRV's sole discretion) have rendered assistance. The Trust will also pay from its assets to RESRV at a rate not to exceed an annual rate of the average net asset value of the respective Class of the Funds as follows:

      --------------------- ---------------------------
             CLASS                      %
      --------------------- ---------------------------
               RA                     0.25%
      --------------------- ---------------------------
               RB                     0.30%
      --------------------- ---------------------------
               RC                     0.35%
      --------------------- ---------------------------
               RD                     0.40%
      --------------------- ---------------------------
               RE                     0.45%
      --------------------- ---------------------------
               RF                     0.50%
      --------------------- ---------------------------
               RG                     0.55%
      --------------------- ---------------------------
               RH                     0.60%
      --------------------- ---------------------------
               RI                     0.65%
      --------------------- ---------------------------
               RJ                     0.70%
      --------------------- ---------------------------

(the "12b-1 fees").

The 12b-1 Fees paid by the Trust shall be computed and accrued daily and shall be paid by the Fund to the RESRV daily. RESRV will make such payments (i) in the case of brokers, through the Trust and RESRV, pursuant to the same distribution and selected dealer agreements and (ii) in the case of such other persons, through the Trust, pursuant to the terms of written agreements or agreements complying with Rule 12b-1 ("Rule 12b-1 Agreement"). Such brokers or other persons may be invited to become non-voting shareholders and/or their representatives may be invited to become directors of RESRV in RESRV's sole discretion. Nothing stated herein to the contrary, any payments made pursuant to this Plan shall cover any class of shares of the Trust subject to the rules and regulations of the Act.


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         3. Quarterly in each year that this Plan remains in effect, the Trust's
Controller or Treasurer shall prepare and furnish to the Board of Trustees of the Trust written report, complying with the requirements of Rule 12b-1, of the amounts expended under the Plan and purposes for which such expenditures were made.

         4. This Plan shall become effective upon approval by majority votes of
(a) the Trust's Board of Trustees and the Qualified Trustees (as defined in
Section 6), cast in person at a meeting called for the purpose of voting hereon and (b) the outstanding voting securities of the Trust, as defined in Section 2(a)(42) of the Act.

         5. This Plan shall remain in effect for one year from its adoption date and may be continued thereafter if this Plan and any related agreement are approved at least annually by a majority vote of the Trustees of the Trust, including a majority of the Qualified Trustees, cast in person at a meeting called for the purpose of voting on such Plan and agreement. This Plan may not be amended in order to increase materially the amount to be spent for distribution assistance without Trust shareholder approval in accordance with
Section 4 hereof. All material amendments to this Plan must be approved by a vote of the Board of Trustees of the Trust, and of the Qualified Trustees, cast in person at a meeting called for the purpose of voting thereon.

         6. This Plan may be terminated at any time by a majority vote of the trustees who are not interested persons (as defined in section 2(a)(19) of the Act) of the Trust and have no direct or indirect financial interest in the operation of the Plan or in any agreements related to the Plan ("Qualified Trustees") or by vote of a majority of the outstanding voting securities of the Trust, as defined in section 2(a)(42) of the Act.

         7. While this Plan shall be in effect, the selection and nomination of the "Disinterested" Trustees of the Trust shall be committed to the discretion of the "Disinterested" Trustees there in office.

         8. In accordance with the Investment Company Act of 1940, while this plan shall be in effect, the selection and nomination of the "Disinterested" Trustees of the Trust shall be committed to the discretion of the "disinterested" Trustees there in office

         9. Any termination or non-continuance of (i) a selected dealer agreement by RESRV with a particular broker or (ii) a Rule 12b-1 Agreement with a particular person shall have no effect on similar agreements (i) between other brokers and RESRV or (ii) with other persons pursuant to this Plan.

         10. Neither RESRV nor RMCI is obligated by this Plan to execute a selected dealer agreement with a qualifying broker or a Rule 12b-1 Agreement with a qualifying person, respectively.

         11. All agreements with any person relating to the implementation of this Plan shall be in writing and any agreement related to this Plan shall be subject to termination, without penalty, pursuant to the provisions of Section 7 hereof.

         12. Reserve Management Company and/or affiliates and Resrv Partners, Inc. understand and agree that the obligations of the Trust under this Plan are not binding upon any shareholder of the Trust personally, but bind only the Trust and the Trust's property; Reserve Management Company and/or affiliates and Resrv Partners, Inc. represent that they have notice of the provisions of the Declaration of Trust of the Trust disclaiming shareholder liability for acts or obligations of the Trust.